EXHIBIT 10.3a

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

INTELLECTUAL PROPERTY LICENSE AGREEMENT

BETWEEN

CALLIDA GENOMICS, INC.

AND

COMPLETE GENOMICS, INC.

EFFECTIVE AS OF MARCH 28, 2006

	2.4	Callida Retained Rights	4

	2.5	Sublicensing	4

	2.6	Duration of License	5

3.	IMPROVEMENTS		5

	3.1	Improvements Made by Callida	5

	3.2	Improvements Made by CGI	5

	3.3	License to CGI Improvements	5

4.	FEES		5

	4.1	Equity	5

	4.2	Fee	5

	4.3	Note Payment	6

	4.4	Reimbursement for Prior Patent Costs	6

	4.5	Audit Right	6

5.	PROSECUTION AND ENFORCEMENT		6

	5.1	Prosecution of Callida Random Array Patents and the Callida Probe Ligation Application	6

	5.2	Prosecution of Callida Patents	7

	5.3	Enforcement	7

6.	CONFIDENTIALITY		8

	6.1	Confidential Information	8

	6.2	Protection of Confidential Information	8

	6.3	Exceptions	8

	6.4	Return of Confidential Information	8

7.	REPRESENTATIONS AND WARRANTIES		9

	7.1	Representations and Warranties of CGI	9

	7.2	Representations and Warranties by Callida	9

	7.3	Covenants of Callida	9

	7.4	Disclaimer	10

8.	INDEMNIFICATION		10

	8.1	Indemnification by Callida	10

	8.2	Indemnification by CGI	10

ii

9.	LIMITATION OF LIABILITY		11

10.	TERM AND TERMINATION		11

	10.1	Term	11

	10.2	Termination for Cause	11

	10.3	Termination on Bankruptcy of CGI	11

	10.4	Security Agreement	11

	10.5	Termination for Convenience	12

	10.6	Effect of Termination	12

	10.7	Survival	12

11.	GENERAL		12

	11.1	Notice	12

	11.2	Governing Law	13

	11.3	Export Law	13

	11.4	Assignment	13

	11.5	Remedies	13

	11.6	Bankruptcy	13

	11.7	Waiver	13

	11.8	Severability	14

	11.9	Independent Parties	14

	11.10	Construction	14

	11.11	Counterparts	14

	11.12	Entire Agreement	14

	11.13	Time of the Essence	14

EXHIBITS:

Exhibit A        Callida Random Array Patents

Exhibit B        Callida Patents

iii

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is entered into as of March 28, 2006 (the “Effective Date”) by and between Callida Genomics, Inc., a Delaware corporation having a principal place of business located at 750 North Pastoria Ave., Sunnyvale, CA 94085 (“Callida”) and Complete Genomics, Inc., a Delaware corporation having a principal place of business located at 750 North Pastoria Ave., Suite 100, Sunnyvale, CA 94085 (“CGI”). Callida and CGI each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

A.      Callida owns or has the right to grant rights and licenses under certain patents, patent applications, know-how and other intellectual property relating to sequencing by hybridization; and

B.      CGI desires to obtain from Callida, and Callida is willing to grant to CGI, licenses under such patents, patent applications, know-how and other intellectual property for development and commercialization of Callida Products;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledges, Callida and CGI hereby agree as follows:

AGREEMENT

1.      DEFINITIONS.  As used in this Agreement:

1.1      “Affiliate” With respect to either Party, means any entity controlling, controlled by, or under common control with such Party. For the purposes of this Section 1.1 only, “control” will refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty per cent (50%) (or, if less, the maximum ownership interest permitted by law) of the voting securities or other ownership interest of a person; provided that, if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred per cent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.2      “Callida Information” means all technical, business and scientific information, including without limitation improvements to such information, owned or Controlled by Callida as of the Effective Date and at any time during the Capture Period relating to the CGI Business and necessary or reasonably useful to Exploit any CGI Product, including for example ideas, discoveries, knowledge, know-how, data, processes, procedures, methods, techniques, protocols, formulae, trade secrets, inventions (whether or not patentable), research tools, formulations, other physical, chemical or biological information, business plans, investor presentations or investor lists.

1.3      “Callida Intellectual Property” means (a) the Callida Patents and (b) the Callida Information, and excludes the [*] Information.

1.4      “Callida Patents” means any and all patent applications (including provisionals) and patents owned or Controlled by Callida as of the Effective Date and at any time during the Capture Period, excluding the [*] Patents, whether domestic or foreign, that claim any invention, including without limitation improvements to such inventions, necessary or reasonably useful for CGI Business or to Exploit any Licensed Product including, without limitation (a) the patents and patent applications listed in Exhibit B (Callida Patents); (b) any and all patents issuing or claiming priority from any of the patents and patent applications listed in Exhibit B (Callida Patents), including continuations, continuations-in-part, divisionals, reexaminations, and reissues thereof; (c) foreign counterparts of the patents and patent applications listed in Exhibit B (Callida Patents) and described in clause (b); (d) Callida Improvement Patents (as defined in Section 3.1 (Improvements Made by Callida)) outside of the Field of Use. Callida Patents do not include Callida Random Array Patents. Callida Probe Ligation Application is included in the Callida Patents, except where noted otherwise.

1.5      “Callida Probe Ligation Application” means international publication number [*] titled [*] and published [*], from international application number [*] filed [*], claiming priority to [*], by applicant Callida Genomics and inventor [*].

1.6      “Callida Random Array Intellectual Property” means (a) Callida Information in the Field of Use and (b) Callida Random Array Patents, and excludes the [*] Information.

1.7      “Callida Random Array Patents” means (a) the patents and patent applications listed in Exhibit A (Callida Random Array Patents); (b) any and all patents issuing or claiming priority from any of the patents and patent applications listed in Exhibit A (Callida Random Array Patents), including continuations, continuations-in-part, divisionals, reexaminations, and reissues thereof; (c) foreign counterparts of the patents and patent applications listed in Exhibit A (Callida Random Array Patents)and described in clause (b); (d) any and all patents and patent applications (i) that are owned by Callida or any of its Affiliates at any time during the Capture Period, (ii) that are based upon inventions made, conceived, or reduced to practice since December 4, 2004 or during the Capture Period, and (iii) that claim or relate to the Field of Use and (e) Callida Improvement Patents (as defined in Section 3.1 (Improvements Made by Callida)) in the Field of Use. Callida Random Array Patents do not include Callida Patents and do not include [*] Patents.

1.8      “Capture Period” means a period of [*] from the Effective Date.

1.9      “CGI Business” means random DNA arrays and uses thereof.

1.10    “Common Stock” means the common stock of CGI, par value $0.001 per share.

1.11    “Contract Year” means a one-year period beginning on the Effective Date or an anniversary of the Effective Date.

2.

1.12    “Control” means the ability and the right of a Party to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with a Third Party.

1.13    “Exploit” means make, have made, import, use, sell, offer for sale or otherwise dispose of.

1.14    “Fair Market Value” means, with respect to securities:

(a)      If the applicable security is listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq National Market or the Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for a share of such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination.

(b)      If the applicable security is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for a share of the Common Stock on the last market trading day prior to the day of determination.

(c)      If the applicable property is not a publicly traded security, the Fair Market Value of such property shall be as determined by the Board of Directors of CGI in good faith.

1.15    “Field of Use” means random DNA arrays. This does not include probe arrays.

1.16    “Improvement” means any improvement, modification, or variation of the inventions, methods, apparatuses, or technology claimed or described in the Licensed Patents, including all patent applications and patents resulting therefrom.

1.17    “Licensed Method” means any method or process that, if used or performed by CGI without the License, would infringe one or more claims of a Licensed Patent.

1.18    “Licensed Patents” means the Callida Random Array Patents and the Callida Patents.

1.19    “Licensed Product” means any product or component thereof that (i) if Exploited by CGI without the License, would infringe one or more claims of a the Licensed Patents or (ii) is manufactured using a Licensed Method or (iii) when used, performs a Licensed Method.

1.20    “Note Payment” shall have the meaning set forth in Section 4.3 below.

1.21    “Sales Transaction” means the acquisition of CGI by means of: (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger, share exchange or consolidation) provided that the applicable transaction shall not be deemed a Sales Transaction unless CGI’s stockholders constituted immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity; or (ii) the sale, conveyance or other disposal of all or substantially all of the property or business of CGI.

3.

1.22    “Territory” means worldwide.

1.23    “Third Party” means any party other than Callida, CGI or an Affiliate of either Callida or CGI.

1.24    “Third Party Agreements” means those written agreements provided by Callida to CGI and provided by CGI to counsel for the Investors, as such term is defined in that certain Series A Preferred Stock Purchase Agreement, dated as of the Effective Date among CGI and the investors named therein.

1.25    “[*] Information” means, collectively, the “Licensed Software” and “Technical Information,” as “Licensed Software” and “Technical Information” are defined in Sections 1.I and 1.O, respectively, of the License Agreement, dated [*] between [*] and Callida Genomics, Inc.

1.26    “[*] Patents” means the “Licensed Patents,” as “Licensed Patents” is defined in Section 1.G of the License Agreement, dated [*] between [*] and Callida Genomics, Inc

2.      LICENSE

2.1      License Grant to Callida Random Array Intellectual Property.  Subject to the terms and conditions of this Agreement, Callida hereby grants to CGI in the Field of Use in the Territory an exclusive, royalty-free right and license under Callida Random Array Intellectual Property to (a) Exploit Licensed Products; (b) use and perform any Licensed Method; and (c) otherwise practice the claimed inventions in every manner.

2.2      License Grant to Callida Intellectual Property.  Subject to the terms and conditions of this Agreement, Callida hereby grants to CGI in the Field of Use in the Territory a non-exclusive, royalty-free right and license under the Callida Intellectual Property to (a) Exploit Licensed Products; (b) use any method or process in manufacturing Licensed Products; (c) use and perform any Licensed Method; and (d) otherwise practice the claimed inventions in every manner.

2.3      License Grant to Callida Probe Ligation Application.  Upon payment of the Note Payment by CGI to Callida, pursuant to Section 4.3 (Note Payment) below, Callida hereby grants to CGI in the Field of Use in the Territory, [*], an exclusive, royalty-free right and license under the Callida Probe Ligation Application to (a) Exploit Licensed Products; (b) use and perform any Licensed Method; and (c) otherwise practice the claimed inventions in every manner.

2.4      Callida Retained Rights.  Notwithstanding the foregoing, Callida shall have the right to use the Callida Random Array Intellectual Property and Callida Probe Ligation Application internally at Callida solely for research purposes. Any Improvements resulting from such research use are subject to Section 3.1 below.

2.5      Sublicensing.  The rights and licenses granted in Sections 2.1 (License Grant to Callida Random Array Intellectual Property) and 2.3 (License Grant to Callida Probe Ligation Application) include the right to sublicense any or all of the licensed rights to one or more tiers

4.

of sublicensees or in connection with the sale or transfer of all or substantially all of any one or more of CGI’s business operations or units.

2.6      Duration of License.  The rights and licenses granted in Sections 2.1 (License Grant to Callida Random Array Intellectual Property) and 2.2 (License Grant to Callida Intellectual Property), and 2.3 (License Grant to Callida Probe Ligation Application) will remain in effect until all Callida Random Array Patents and Callida Patents, and any patent issuing from the Callida Probe Ligation Application, respectively and as the case may be, have expired, been abandoned, or been ruled invalid or unenforceable in a final non-appealable decision by a court of competent jurisdiction and with respect to Callida Information, will remain in effect in perpetuity.

3.      IMPROVEMENTS

3.1      Improvements Made by Callida.  Callida will exclusively own all Improvements conceived, made, reduced to practice, invented or developed by or on behalf of Callida or any of its Affiliates (“Callida Improvements”). Callida will use reasonable efforts to notify CGI in writing within thirty (30) days after filing any patent application or the issuance of any patent based on a Callida Improvement.

3.2      Improvements Made by CGI.  CGI will exclusively own all Improvements conceived, made, reduced to practice, invented, or developed by or on behalf of CGI or any of its Affiliates (“CGI Improvements”). CGI will use reasonable efforts to notify Callida in writing within thirty (30) days after filing any patent application or the issuance of any patent based on a CGI Improvement (a “CGI Improvement Patent”).

3.3      License to CGI Improvements.  CGI hereby grants to Callida a non-exclusive license to CGI Improvements solely in the field of probe arrays.

4.      FEES

4.1      Equity.  Pursuant to the Common Stock Purchase Agreement, dated as of the Effective Date, between CGI and Callida, in consideration for the rights and licenses granted in this Agreement, CGI shall issue to Callida four hundred thousand (400,000) shares of Common Stock within ten (10) days of the Effective Date (the “Callida Shares”).

4.2      Fee.  In further consideration for the rights and licenses granted in this Agreement, CGI shall pay Callida a cash payment of two-hundred and fifty thousand dollars ($250,000) per Contract Year, payable within ten (10) days of the Effective Date and yearly on the anniversary of the Effective Date thereafter, until the earlier of:

(a)      the end of the Capture Period,

(b)      the closing of the sale or exchange by Callida of the Callida Shares, in connection with a Sales Transaction or otherwise, for cash or property with a Fair Market Value equal to or exceeding two million dollars ($2,000,000); or

(c)      such time as the following conditions are met:

5.

(i)      CGI’s Common Stock or the class of securities issued to Callida in exchange for the Callida Shares, in connection with a Sales Transaction or otherwise, as applicable, is (x) registered under the Securities Exchange Act of 1934, as amended, and (y) is traded or listed on an established stock exchange or a national market system, including, without limitation, the Nasdaq National Market or the Nasdaq SmallCap Market of The Nasdaq Stock Market;

(ii)     the Callida Shares or the securities issued to Callida in exchange for the Callida Shares, in connection with a Sales Transaction or otherwise (the “Callida Equity Consideration”), (i) have been registered for resale under the Securities Act of 1933, as amended (the “Act”) or (ii) are resaleable pursuant to an exemption from registration under the Act;

(iii)    Callida is not otherwise prohibited from selling the Callida Equity Consideration; and

(iv)    the Fair Market Value of the Callida Equity Consideration is equal to or exceeds two million dollars ($2,000,000).

4.3      Note Payment.  CGI shall pay Callida a cash payment of [*] on or before [*], and Callida shall pay, on behalf of [*] or on its own behalf, in full the promissory notes issued by [*] to [*], and [*] on [*] (the “Notes”), which Notes were issued in connection with the Security Agreement entered into on [*] between Callida, [*] (the “Security Agreement”). In addition, prior to the above date, CGI will pay to Callida an amount equal to any interest due under the Notes upon thirty (30) days of written notice from Callida that such interest is due and payable under the Notes (the “Interest Payment”), and Callida shall pay, on behalf of [*] or on its own behalf, such interest.

4.4      Reimbursement for Prior Patent Costs.  Within ten (10) days of the Effective Date, CGI shall pay Callida up to $50,000, to reimburse Callida for patent prosecution costs owed by Callida to Marshall, Gerstein and Borun LLP.

4.5      Audit Right.  Callida shall permit CGI, or a representative designated by CGI and reasonably acceptable to Callida, at CGI’s expense, to have access, no more than once in each calendar month until December 1, 2008, during regular business hours and upon at least three (3) days written notice, to Callida’s records, books and other financial information.

5.      PROSECUTION AND ENFORCEMENT

5.1      Prosecution of Callida Random Array Patents and the Callida Probe Ligation Application.  CGI will have sole control over the filing, prosecution, and maintenance (“Prosecution”) of the Callida Probe Ligation Application and all Callida Random Array Patents, (together the “Callida Prosecution Patents”) and will pay all fees and costs related thereto. Within thirty (30) days after the Effective Date, Callida will transfer to CGI or its designated representative the files of all Callida Prosecution Patents and all other documents related to the Callida Prosecution Patents including notebooks and invention disclosures. Callida will cooperate with CGI in the Prosecution of all Callida Prosecution Patents, including executing and delivering to CGI, at CGI’s request, all instruments and documents, including powers of attorney, needed to Prosecute the Callida Prosecution Patents and providing any other assistance

6.

requested by CGI. If CGI is unable for any reason to secure Callida’s signature on any document needed in connection with the Prosecution of the Callida Prosecution Patents, Callida irrevocably designates and appoints CGI as Callida’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on Callida’s behalf to execute, verify, and file such document and to do all other lawfully permitted acts to Prosecute the Callida Prosecution Patents with the same legal force and effect as if executed or done by Callida. CGI will notify Callida in writing when any pending application included in the Callida Prosecution Patents issues as a patent. If CGI elects to abandon any Callida Prosecution Patents, CGI will notify Callida in writing of CGI’s intent to abandon such Callida Prosecution Patents and Callida will have the option to Prosecute such Callida Prosecution Patents.

5.2      Prosecution of Callida Patents.  Excluding the Callida Probe Ligation Application, Callida will have sole control over the filing, prosecution, and maintenance (“Prosecution”) of all Callida Patents and will pay all fees and costs related thereto. Callida will notify CGI in writing when any pending application included in the Callida Patents issues as a patent. If Callida elects to abandon any Callida Patents, Callida will notify CGI in writing of Callida’s intent to abandon such Callida Patents and Callida will have the option to Prosecute such Callida Patents. Furthermore, if Callida takes any action or fails to take action that comprises or jeopardizes the Callida Patents, including, but not limited to, breach of the Security Agreement, CGI will have the option to assume Prosecution of such Callida Patents. In such cases, if CGI is unable for any reason to secure Callida’s signature on any document needed in connection with the Prosecution of any such Callida Patents, Callida irrevocably designates and appoints CGI as Callida’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on Callida’s behalf to execute, verify, and file such document and to do all other lawfully permitted acts to Prosecute any such Callida Patents with the same legal force and effect as if executed or done by Callida.

5.3      Enforcement.  Callida will promptly notify CGI if Callida becomes aware of any known or suspected infringement of any Callida Prosecution Patents. Such notice will include the identity of the party or parties known or suspected to have infringed the Callida Prosecution Patents and any available information that is relevant to such infringement. CGI will have sole control over enforcement and defense of the Callida Prosecution Patents against third-party infringers. If CGI asserts or files any claim (including counterclaims), suit, or action (a “Claim”) against any such third-party infringer, Callida will cooperate with CGI, at CGI’s request, in enforcing or defending such Claim, including joining CGI as a party to such suit or action. CGI will be responsible for all reasonable out-of-pocket costs, expenses, and legal fees (collectively, “Costs”) incurred by Callida in connection with any Claim. CGI will be entitled to [*] damages awarded as a result of or agreed to in a monetary settlement of any Claim. Nothing in this Section will obligate CGI to enforce or defend any Callida Random Array Patents and Callida Probe Ligation Patent.

Callida will promptly notify CGI if Callida becomes aware of any known or suspected infringement of any Callida Patents. Such notice will include the identity of the party or parties known or suspected to have infringed the Callida Patents and any available information that is relevant to such infringement. CGI may, at CGI’s sole discretion, be allowed join any suit or action brought by Callida in enforcing or defending any Claim against any such third-party infringer of the Callida Patents, or, if no such Claim is brought by Callida, CGI may, at CGI’s

7.

sole discretion, assert or file a Claim against any such third-party infringer to enforce and defend the Callida Patents. If CGI asserts or files such a Claim, Callida will cooperate with CGI, at CGI’s request, in enforcing or defending such Claim, including joining CGI as a party to such suit or action. CGI will be responsible for [*] reasonable out-of-pocket costs, expenses, and legal fees (collectively, “Costs”) incurred by Callida in connection with any Claim. CGI will be entitled to all damages awarded as a result of or agreed to in a monetary settlement of any Claim. Nothing in this Section will obligate CGI to enforce or defend any Callida Patent.

6.      CONFIDENTIALITY

6.1      Confidential Information.  The Parties may from time to time during the term of this Agreement disclose to each other certain confidential information, including but not limited to each Party’s know-how, invention disclosures, proprietary materials and/or technologies, trade secrets and material embodiments thereof. (“Confidential Information”). Callida will identify all Confidential Information disclosed orally as confidential at the time of disclosure and provide a written summary of such Confidential Information to CGI within thirty (30) days after such oral disclosure. All pending patent applications, correspondence to and from the patent offices, invention disclosures, and inventor note books will be treated as Confidential Information (subject to Section 6.3 (Exceptions)) whether or not they are marked or identified as confidential.

6.2      Protection of Confidential Information.  CGI will not use any Confidential Information of Callida for any purpose not contemplated by this Agreement, and will disclose the Confidential Information only to the employees and agents of CGI who are under a duty of confidentiality no less restrictive than CGI’s duty hereunder. CGI will protect the Confidential Information from unauthorized use, access, or disclosure in the same manner as CGI protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

6.3      Exceptions.  CGI’s obligations under Section 6.2 (Protection of Confidential Information) with respect to any Confidential Information will terminate if or when such information: (a) was already known to CGI, free of any duty of confidentiality to the Callida, at the time of disclosure by Callida; (b) is disclosed to CGI by a Third Party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of CGI becomes, generally available to the public; or (d) is independently developed by CGI without access to, or use of, the Confidential Information. In addition, CGI will be allowed to disclose the Confidential Information to the extent that such disclosure is (i) approved in writing by Callida, (ii) necessary in the course of legal proceedings for CGI to defend itself or to enforce its rights under this Agreement; or (iii) required by law or by the order of a court or similar judicial or administrative body, provided that CGI notifies Callida of such required disclosure promptly and in writing and cooperates with Callida, at Callida’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

6.4      Return of Confidential Information.  CGI will return to Callida or destroy all tangible copies of Confidential Information in CGI’s possession or control and permanently erase all electronic copies of Confidential Information promptly upon the written request of Callida or the expiration or termination of this Agreement, whichever comes first, except for Confidential Information that CGI has a continuing right to use.

8.

7.      REPRESENTATIONS AND WARRANTIES

7.1      Representations and Warranties of CGI.  CGI represents and warrants that it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreement of CGI or any judgment, order, or decree by which CGI is bound.

7.2      Representations and Warranties by Callida.  Callida represents and warrants that:

(a)

subject to the Third Party Agreements, it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreement of Callida or any judgment, order, or decree by which Callida is bound;

(b)

subject to the Third Party Agreements, it has full right, power, and authority to grant the licenses granted in Section 2.1 (License Grant to Callida Random Array Intellectual Property), Section 2.2 (License Grant to Callida Intellectual Property) and Section 2.3 (License Grant to Callida Probe Ligation Application);

(c)

to the best of Callida’s knowledge, using, making, selling, or importing a Licensed Product or performing a Licensed Method as contemplated as of the Effective Date and as permitted under this Agreement will not infringe, directly or indirectly, any paktent of a Third Party under the laws of the United States or any other jurisdiction;

(d)	all maintenance fees, annuity payments, and similar payments relating to the Callida Probe Ligation Application and the Callida Random Array Patents have been made in a timely manner;

(e)	it has diligently prosecuted the Callida Probe Ligation Application and all Callida Random Array Patents; and

(f)

with the exception of office actions and preliminary reports pursuant to the U.S. Patent and Trademark Office and foreign counterparts, no proceeding is pending (including, but not limited to, oppositions or interferences) or, to the best of Callida’s knowledge, threatened, nor has any claim been made, which challenges or challenged the validity or enforceability of any Licensed Patent.

7.3      Covenants of Callida.  Callida covenants that:

9

(a)      Callida shall not grant during the Term any right, license or interest in, to or under the Callida Random Array Intellectual Property or the Callida Intellectual Property that is inconsistent with the rights, licenses and interest granted to CGI hereunder;

(b)      Callida shall notify CGI promptly if (i) Callida receives any notice or communication stating that Callida has defaulted or committed a breach of a material term or condition of the Security Agreement or (ii) Callida has any knowledge of a breach of a material term or condition of the Notes by [*] or any successors to [*];

(c)      Callida shall immediately transfer the Note Payment received by Callida pursuant to Section 4.3 (Note Payment), in the appropriate allocations, to [*] and [*] to pay in full the Notes. Further, Callida will immediately transfer any Interest Payments received by Callida pursuant to Section 4.3 (Note Payment), in the appropriate allocations, to [*] and [*] to pay in full any interest due on the Notes;

(d)      During the Capture Period, Callida shall allow CGI to use for research and development purposes (i) Callida’s existing instruments, and (ii) Callida’s stock of [*], for time periods and in amounts, respectively, reasonably requested by CGI and reasonably available; and

(e)      If the Grant Proposal is transferable to CGI under NIH-NHGRI guidelines, (i) Callida shall transfer to CGI the grant proposal titled [*] (the “Grant Proposal”), and (ii) Callida shall use its best efforts to perform all steps reasonably necessary to effect the transfer to CGI, including, but not limited to, obtaining necessary consents and approvals from NIH-NHGRI.

7.4      Disclaimer. Neither Party makes any representations or warranties of any kind, other than the representations and warranties expressly stated in this agreement.

8.      INDEMNIFICATION

8.1      Indemnification by Callida. At CGI’s request, Callida will defend, indemnify, and hold CGI, CGI’s Affiliates, and their directors, officers, employees, agents, and customers (“CGI Indemnitees”) harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including attorneys’ fees, expert witness fees, and court costs) directly or indirectly arising from or relating to any breach of or inaccuracy in any covenants, representations or warranties made by Callida in this Agreement. CGI will use reasonable efforts to notify Callida promptly of any claim for which CGI believes it is entitled to indemnification under this Section 8.1 and which CGI desires Callida to defend. However, CGI’s failure to provide such notice or delay in providing such notice will relieve Callida of its obligation under this Section 8.1 to defend the claim only if such delay or failure materially prejudices Callida’s ability to defend the claim. If Callida is defending a third-party claim pursuant to this Section 8.1, CGI will have the right to participate in the defense of the claim with its own counsel and at its own expense. No settlement of any such claim will be binding on CGI without CGI’s express prior written consent.

8.2      Indemnification by CGI. At Callida’s request, CGI will defend, indemnify, and hold Callida, Callida’s Affiliates, and their directors, officers, employees, agents, and customers (“Callida Indemnitees”) harmless from and against (a) any and all claims, losses, liabilities,

10

damages, costs, and expenses (including attorneys’ fees, expert witness fees, and court costs) directly or indirectly arising from or relating to any breach of or inaccuracy in any covenants, representations, or warranties made by CGI in this Agreement, and (b) any action against Callida brought by a Third Party to the extent that the action is based upon (i) any product liability claim based on any defect in any Licensed Product sold or distributed by CGI or any of its Affiliates or sublicensees caused by the design or manufacturing of such Licensed Product, or (ii) any claim of misappropriation or infringement of any patent, trademark, or other intellectual property. Callida will use reasonable efforts to notify CGI promptly of any claim for which Callida believes it is entitled to indemnification under this Section 8.2 and which Callida desires CGI to defend. However, Callida’s failure to provide such notice or delay in providing such notice will relieve CGI of its obligation under this Section 8.2 to defend the claim only if such delay or failure materially prejudices CGI’s ability to defend the claim. If CGI is defending a third-party claim pursuant to this Section 8.2, Callida will have the right to participate in the defense of the claim with its own counsel and at its own expense. No settlement of any such claim will be binding on Callida without Callida’s express prior written consent.

9.      LIMITATION OF LIABILITY. Neither Party will be liable to the other Party or any Third Party for any consequential, indirect, punitive, exemplary, special, or incidental damages, including any lost profits, arising from or relating to this Agreement or the Licensed Patents. Each Party’s total cumulative liability in connection with this Agreement and the Licensed Patents (other than for payment of license fees owed under this Agreement), whether in contract or tort or otherwise, will not exceed [*]. The limitations of liability in this Section 9 will not apply to any breach of the confidentiality obligations in this agreement.

10.    TERM AND TERMINATION

10.1    Term.  This Agreement will take effect on the Effective Date and will remain in effect until each Licensed Patent has expired, been abandoned, or been ruled invalid or unenforceable in a final, non-appealable decision by a court of competent jurisdiction (the “Term”).

10.2    Termination for Cause.  If either Party materially breaches any term or condition of this Agreement, the other Party may notify the breaching Party in writing of such breach, setting forth the nature of the breach in reasonably detail. If the breaching Party fails to cure such breach within thirty (30) days (in the case of payment due on this Agreement) or one hundred twenty (120) days (in the case of any other breach) of the receipt of the foregoing notice from the non-breaching Party, then, subject to the terms of this Section 10.2, the non-breaching Party may terminate this Agreement effective immediately upon a second written notice to the breaching Party.

10.3    Termination on Bankruptcy of CGI.  Callida shall have the right to terminate this Agreement if (i) a bankruptcy proceeding is filed by or against CGI and such proceeding is not dismissed within sixty (60) days or (ii) if CGI ceases to conduct business operations in the ordinary course for a period of not less than sixty (60) days.

10.4    Security Agreement.  Notwithstanding the foregoing, in the case of any breach by Callida of Section 7.3(b) or Section 7.3(c), or any action or inaction on the part of Callida

11.

which in any way compromises or jeopardizes Callida’s ownership of or right to Control the Licensed Patents under the Security Agreement, CGI will, at CGI’s sole discretion, have the right to do anything necessary to preserve CGI’s access to the Licensed Patents, including, but not limited to assuming the Security Agreement or making the Note Payment directly to [*] and/or [*].

10.5    Termination for Convenience.  Any time after [*] from the Effective Date until the expiration of the Term, CGI may terminate this Agreement for any reason or no reason by giving Callida written notice of termination.

10.6    Effect of Termination.  On the effective date of termination of this Agreement (the “Termination Date”), all licenses granted by Callida to CGI under this Agreement will be revoked and CGI will cease all further use, manufacture, sale, or importation of the Licensed Products and use of the Licensed Methods, except as provided in this Section. CGI may complete and sell any work-in-process and inventory of the Licensed Products that exist as of the Termination Date for a period of [*] after the Termination Date. Within [*] after the Termination Date, CGI will (i) return to Callida all Callida Intellectual Property, including all information, data, papers, records, documents, computer disks, and any and all other media in which the Callida Intellectual property has been embodied, or (ii) upon Callida’s specific request, destroy any such papers, records, documents, computer disks, and any other media that contain the Callida Intellectual Property. All sublicenses granted by CGI under Section 2.5 (Sublicensing) terminate upon termination of the respective licenses granted in Sections 2.1 (License Grant to Callida Random Array Intellectual Property) and 2.3 (License Grant to Callida Probe Ligation Application) under which any such sublicense is granted

10.7    Survival.  Upon termination or expiration of this Agreement, Sections 1 (Definitions), 3.1 (Improvements Made by Callida (except notification obligations)), 3.2 (Improvements Made by CGI (except notification obligations)), 6 (Confidentiality), 7.4 (Disclaimer), 8 (Indemnification), 9 (Limitation of Liability), 10.6 (Effect of Termination), 10.7 (Survival), and 11 (General), and any payments accrued prior to such termination or expiration will survive.

11.    GENERAL

11.1    Notice.  Any notice, approval, authorization, consent, or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered and given on receipt (or when delivery is refused) if delivered (a) by hand, or (b) by courier or express delivery service, or (c) by facsimile (with a copy sent by postage prepaid first-class mail) to the address or facsimile number set forth beneath the name of such Party below (or to such other address or facsimile number as such Party may have specified in a written notice to the other Party):

12.

If to Callida, to: 750 North Pastoria Ave. Sunnyvale, CA 94085 Fax: [*]	If to CGI, to: 750 North Pastoria Ave. Suite 100 Sunnyvale, CA 94085 Fax: [*]

11.2    Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to any conflicts of law principles that would result in application of the laws of any other jurisdiction. If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.

11.3    Export Law.  CGI will comply with all applicable export and import control laws and regulations in its manufacturing, use, and distribution of the Licensed Products. In particular, CGI will not export or re-export the Licensed Products or any technical data or confidential information derived from or pertaining to the Licensed Products or Licensed Patents without all required U.S. and foreign government licenses.

11.4    Assignment.  Neither Party may assign or transfer any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement without the other Party’s prior written consent. Any attempted assignment or delegation without such consent will be null and void. Notwithstanding the foregoing, either Party may assign this entire Agreement or any of its rights hereunder, without the other Party’s consent, (a) to any of such Party’s Affiliates; or (b) in connection with the sale of all or a material portion of any subsidiary, division, or business unit of that Party, whether by merger, sale of assets, sale of stock. This Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.5    Remedies.  The rights and remedies of the Parties will be cumulative (and not alternative). If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.

11.6    Bankruptcy.  The Parties acknowledge and agree that this Agreement is a contract under which Callida is a licensor of intellectual property as provided in Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”). Callida acknowledges that if Callida, as a debtor in possession, or a trustee in bankruptcy in a case under the Bankruptcy Code (the “Bankruptcy Trustee”) rejects this Agreement, CGI may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Upon the written request of CGI to Callida or the Bankruptcy Trustee, Callida or such Bankruptcy Trustee will not interfere with the rights of CGI as provided in this Agreement.

11.7    Waiver.  All waivers must be in writing and signed by an authorized representative of the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

13.

11.8    Severability.  If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

11.9    Independent Parties. This Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the Parties except that of independent parties.

11.10  Construction. The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” All references in this Agreement to “Sections” are intended to refer to sections of this Agreement, unless specifically stated otherwise.

11.11  Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

11.12  Entire Agreement. This Agreement, along with the Exhibits hereto, contains the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, communications, and understandings between the Parties (whether written or oral) relating to the subject matter hereof. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of both Parties.

11.13  Time of the Essence.  Both Parties acknowledge that with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence, and that any delay in the completion of their respective obligations by the dates or within the time periods specified herein will constitute a material breach of this contract.

14.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CALLIDA:		CGI:

By:	/s/ Radoje Drmanac	By:	/s/ Clifford A. Reid

Name:	Radoje Drmanac	Name:	Clifford A. Reid

Title:	President	Title:	President and Chief Executive Officer

Date:		Date:

EXHIBIT A

CALLIDA RANDOM ARRAY PATENTS

[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

A-1

EXHIBIT B

CALLIDA PATENTS

[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

PENDING APPLICATIONS

[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

B-1

[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

B-2